Exhibit 5.1

Nicholas J. Chulos Executive Vice President, Chief Legal Officer and Corporate Secretary	8750 West Bryn Mawr Avenue Suite 1300 Chicago, Illinois 60631 Direct Dial: 773.765.7499 Email: nick.chulos@oldnational.com

May 31, 2023

Old National Bancorp
One Main Street

Evansville, IN 47708

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 1,000,000 shares (the “Securities”) of common stock, without par value, of Old National Bancorp, an Indiana corporation (the “Company”), I, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of issuance of the Securities have been duly established in conformity with the Company’s articles of incorporation, and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Indiana, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Nicholas J. Chulos

Nicholas J. Chulos
Executive Vice President,
Chief Legal Officer and Corporate Secretary